Exhibit 99.2

Certain Information Regarding 2005 Results of Operations

Bookings – defined as fixed contract value of customer contracts signed.

	12-months ended
($ Millions)	31-Dec-04	31-Dec-05
Bookings	$29.3	$39.9

Cash Used in Operations

	3-months ended		12-months ended
($ Millions)	31-Dec-04	31-Dec-05	31-Dec-04	31-Dec-05
Net Income	$(5.9)	$(11.8)	$(19.2)	$(41.9)
Depreciation and Amortization*	1.1	1.3	2.6	5.4
Bad Debt and Impairment	0.2	0.9	0.3	1.9
Stock and Deferred Compensation	1.4	1.5	5.1	7.2
Net Earnings Excluding Significant Non-Cash Items	(3.2)	(8.3)	(11.3)	(27.5)
Change in Assets and Liabilities**	2.2	1.4	1.6	3.3
Increase in Donations Payable	1.4	3.5	2.9	6.7
Cash Used in Operations	$0.4	$(3.4)	$(6.7)	$(17.6)

*	Excluding Stock Compensation
**	Excluding Donations Payable

Revenue Performance -

Service plan and maintenance revenue is defined as activation, hosting and use of Kintera Sphere software as a service (“SaaS”) and software maintenance revenue for Fundware software installations; Implementation revenue consists primarily of revenue generated from implementation services; Data and support services revenue consists of delivery of wealth screening data services, professional services and consulting, and billable support services; License and subscription revenue consists primarily of packaged software sales and advertising and access to Masterplanner print and online content; and Transaction and usage revenue consists of fees charged for processing of donations and other usage related services such as emails, faxes and other measurable activities.

	12-months ended
($ Millions)	31-Dec-04	31-Dec-05
Service Plan & Maintenance	$6.1	$17.5
Implementation	2.8	4.2
Data & Support Services	4.3	8.6
License & Subscription	2.1	3.1
Transaction & Usage	8.4	7.6

Total Revenue Performance	$23.7	$40.9

EBITDA – defined as net income before interest, taxes, depreciation and amortization of intangible assets, software and stock-based compensation.

	3-months ended				12-months ended
	30-Sep-04	31-Dec-04	30-Sep-05	31-Dec-05	31-Dec-04	31-Dec-05
Net Income	$(4.5)	$(5.9)	$(8.3)	$(11.8)	$(19.2)	$(41.9)
Interest (income) expenses, net	(0.1)	(0.1)	(0.4)	(0.3)	(0.4)	(1.1)
Depreciation & Amortization	0.4	1.1	1.3	1.3	2.6	5.4
Stock-based Compensation	1.4	1.4	0.8	1.5	5.1	7.2
EBITDA	$(2.8)	$(3.5)	$(6.6)	$(9.4)	$(11.9)	$(30.4)

Cash Operating Expenses – defined as the sum of Sales and Marketing, Product Development and Support, General and Administrative expenses and Software Capitalization, excluding Depreciation and Amortization of intangibles, Stock-based Compensation.

	3-months ended				12-months ended
	30-Sep-04	31-Dec-04	30-Sep-05	31-Dec-05	31-Dec-04	31-Dec-05
GAAP Operating Expenses	$11.6	$13.7	$20.9	$21.1	$43.4	$83.9
Add: Software Capitalization	0.6	0.8	0.3	0.3	2.0	1.1
Less: Depreciation & Amortization	0.4	1.1	1.3	1.3	2.6	5.4
Less: Stock-based Compensation	1.4	1.4	0.8	1.5	5.1	7.2
Less: Bad Debt & Impairment	0.1	0.2	0.2	1.0	0.3	2.0
Cash Operating Expenses	$10.3	$11.8	$18.9	$17.7	$37.4	$70.5